UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 1, 2006

Lehman Brothers Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9466	13-3216325
(Commission File Number)	(IRS Employer Identification No.)

745 Seventh Avenue
New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 526-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in the annual proxy statements of Lehman Brothers Holdings Inc. (the “Corporation” and, collectively with its subsidiaries, the “Firm”), Messrs. Richard S. Fuld, Jr., Joseph M. Gregory and Thomas A. Russo earned restricted stock units (“RSUs”) in connection with the Firm’s 1996 and 1997 Performance Stock Unit award programs. All of the RSUs were earned pursuant to the performance formulae under these programs, but because the Firm’s performance over the performance periods greatly exceeded expectations, a portion of such RSUs were limited by the Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) to payment following a change in control or under such other circumstances as the Compensation Committee might determine (the “CIC RSUs”).

On November 30, 2006, with the approval of the Compensation Committee, each such executive agreed to the modification of the vesting terms of such CIC RSUs to provide for vesting in ten equal annual installments from 2007 to 2016, provided the executive continues to be an employee on the vesting date of such installment. Vested installments will remain subject to forfeiture for detrimental behavior for two years, after which time they will convert to Common Stock on a one-for-one basis and be issued to the executive. In 2018, when the final installment of the modified RSUs is scheduled to be issued provided the executive continued to be an employee through 2016, 22 years will have elapsed since the initial grant. The modified RSUs will vest (and convert to Common Stock and be issued) earlier only upon death, disability or certain government service approved by the Compensation Committee. Dividends will be payable by the Corporation on the modified RSUs from the date of their modification and will be reinvested in additional RSUs with the same terms. The number of such modified RSUs that will vest each year is 246,395, 169,496, and 44,599 for Messrs. Fuld, Gregory and Russo, respectively (not including any RSUs from reinvested dividends). The modified RSUs are intended to serve as incentives for these executives without obligating the Firm to long term employment contracts. These executives do not have employment agreements with the Firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEHMAN BROTHERS HOLDINGS INC.
Date: December 1, 2006	By:	/s/ James J. Killerlane III
James J. Killerlane III Vice President Assistant Secretary